                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549


                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

                                                                                                    --------------------------------
                                                                                                              OMB APPROVAL
-----------------------------------                                                                 --------------------------------
             FORM 3                                                                                 OMB Number:           3235-0104
-----------------------------------                                                                 Expires:     September 30, 1998
                                                                                                    Estimated average burden
                                                                                                    hours per response      .... 0.5
                                                                                                    --------------------------------
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1. Name and Address of Reporting Person *

Semel                        Terry
   (Last)                   (First)                 (Middle)


c/o Warner Brothers, 4000 Warner Boulevard, Executive Suite
                            (Street)


Burbank                       CA                      91522
   (City)                   (State)                   (Zip)


2. Date of Event Requiring Statement ( Month / Day / Year )

9/5/97


3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Issuer Name and Ticker or Trading Symbol

Polo Ralph Lauren Corporation (RL)


5.  Relationship of Reporting Person to Issuer   (Check all applicable)

         X    Director                          10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       ----------------------------------------


6. If Amendment, Date or Original (Month/Year)



7.    Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----

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

                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of security                            2. Amount of Securities         3. Ownership         4. Nature of Indirect
   (Inst.4)                                        Beneficially Owned              Form: Direct (D)     Beneficial Ownership
                                                   (Instr. 4)                      or Indirect (I)      (Instr. 5)
                                                                                   (Inst. 5)
----------------------------------------------  ------------------------------  -------------------  -------------------------------
Class A Common Stock                              7,500                                  D

----------------------------------------------  ------------------------------  -------------------  -------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the Form is filed by more than one reporting person, SEE instruction 5(b)(v).                                    SEC 1473(8-92)
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

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FORM 3 (CONTINUED)                 TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                                         CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security                      2. Date Exercisable and   3. Title and Amount of Securities Underlying
   (Instr. 4)                                           Expiration Date           Derivative Security (Instr. 4)
                                                        (Month/Day/Year)
                                                                                                       Amount or
                                                     Date         Expiration            Title          Number of
                                                     Exercisable  Date                                 Shares
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------
Option issued pursuant to Issuer's 1997 Stock
Option Plan for Non-Employee Directors (Right to
Buy)                                                     (1)        9/5/2007    Class A Common Stock     7,500

---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------


 4. Conversion or             5. Ownership           6. Nature of Indirect
    Exercise Price of            Form of                Beneficial Ownership
    Derivative                   Derivative             (Instr. 5)
    Security                     Security:
                                 Direct (D) or
                                 Indirect (I)
                                 (Instr. 5)
----------------------------  ---------------------  ------------------------------------------------

  $26.00                             D

----------------------------  ---------------------  ------------------------------------------------
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Explanation of Responses:

(1) The option was granted on September 5, 1997. The option vests and becomes exercisable with respect to 50% of the shares of Class A Common Stock subject to the option on each of the first and second anniversaries of the date of grant.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, SEE Instruction 6 for procedure.




     /s/ Terry Semel                                    September 9, 1997
-----------------------------------------------       ----------------------
    **Signature of Reporting Person                           Date